UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2024

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, an event of default occurred on November 12, 2024 under the Loan and Security Agreement dated February 12, 2020 (as subsequently amended, the “Loan Agreement”) between Syros Pharmaceuticals, Inc. (the “Company”) and Oxford Finance LLC (“Oxford”), as a result of the failure of the Company’s SELECT-MDS-1 Phase 3 trial evaluating tamibarotene to meet its primary endpoint of complete response rate (the “Trial Results Default”). On November 14, 2024, the Company received written notice from Oxford of the Trial Results Default, which notice declared all of the Loan Agreement obligations immediately due and payable and demanded the immediate repayment of approximately $43.7 million in satisfaction of all obligations under the Loan Agreement (the “Default Notice”). On November 15, 2024, the Company paid $33.5 million to Oxford in partial satisfaction of its obligations under the Loan Agreement.

On December 4, 2024, the Company and Oxford entered into a Fifth Amendment to Loan and Security Agreement (the “Fifth Loan Amendment”), pursuant to which Oxford has agreed to forbear from exercising its remedies against the Company relating to the Trial Results Default and other specified events of default (collectively, the “Specified Events of Default”) until the earlier of (a) the failure of the Company to comply with any other of the terms or undertakings of the Loan Agreement and associated documents, (b) the occurrence of any other event of default (other than the Specified Events of Default), and (c) February 28, 2025.

In consideration for this forbearance, the Company has agreed to, among other things, (a) grant to Oxford a first priority security interest in all of the Company’s intellectual property, (b) adhere to certain fixed deadlines with respect to a sale of assets resulting in receipt by the Company of net cash proceeds in an amount sufficient to repay all obligations due to Oxford or otherwise resulting in such other proceeds acceptable to Oxford in its sole discretion, with the deadline for such sale being February 28, 2025, (c) operate its business as a wind-down and limit its expenditures in accordance with a budget approved by Oxford, (d) prepay its obligations to Oxford with the proceeds from any refund, including, without limitation, an anticipated Employee Retention Credit tax refund in the amount of approximately $2.4 million, and (e) pay a success fee to Oxford of $100,000 upon the occurrence of certain liquidity events involving the Company.

The foregoing description of the Fifth Loan Amendment is qualified in its entirety by reference to the full text of the Fifth Loan Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Exhibits.

Exhibit No.

10.1^	Fifth Amendment to Loan and Security Agreement, dated December 4, 2024, by and among Syros Pharmaceuticals, Inc. and Oxford Finance LLC, as collateral agent and lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

^	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: December 6, 2024	By:	/s/ Gerald Quirk
Gerald Quirk Chief Executive Officer